Exhibit 10.17

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

between

CARBONTRONICS SYNFUELS INVESTORS, L.P.,

as Buyer

and

CARBONTRONICS, LLC,

as Seller

Dated

as of June 16, 1998

i

		Page
Section 3.28.	Production Capacity of Synthetic Coal Facilities	22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Section 4.01.	Organization	22
Section 4.02.	Due Authorization of the Partnership; Binding Obligation	23
Section 4.03.	Non-Contravention	23
Section 4.04.	Regulatory Approvals	23
Section 4.05.	Investment Intent	23
Section 4.06.	Legal Proceedings	24
Section 4.07.	Availability of Funds	24

ARTICLE V

FURTHER AGREEMENTS AND ASSURANCES

Section 5.01.	Confidentiality	24
Section 5.02.	Reports and Financial Statements	25

ARTICLE VI

CONDITIONS TO THE PURCHASE

Section 6.01.	No Legal Proceedings	25
Section 6.02.	Assignment of Membership Interests	25

ARTICLE VII

CONDITIONS TO THE SALE

Section 7.01.	No Legal Proceedings	26
Section 7.02.	Payment of Purchase Price	26
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.01.	Events of Default	26
Section 8.02.	Partnership’s Obligation to Take Action Against Defaulting Limited Partner	27

ARTICLE IX

CONSEQUENCES OF BREACH OF REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 9.01.	Consequence of Breach of Representations and Warranties and Covenants	28

ii

		Page
ARTICLE X

TERMINATION OF AGREEMENT

Section 10.01.	Mutual Agreement	28
Section 10.02.	Noncompliance; Nonperformance	28

ARTICLE XI

MISCELLANEOUS

Section 11.01.	Entire Agreement	29
Section 11.02.	Successors and Assigns	29
Section 11.03.	Counterparts; Effectiveness	29
Section 11.04.	Headings	29
Section 11.05.	Amendment; Waiver; Requirement of Writing	29
Section 11.06.	Notices	29
Section 11.07.	Governing Law	30
Section 11.08.	Exclusion of Consequential Damages	30
Section 11.09.	No Third-Party Beneficiaries	30

Exhibit A	Base Case
Exhibit B	Form of Deferred Contingent Payment Note

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 16, 1998, between CARBONTRONICS SYNFUELS INVESTORS, L.P., a Delaware limited partnership (the “Partnership”), and CARBONTRONICS, LLC, a Delaware limited liability company (the “Seller”).

W I T N E S S E T H :

WHEREAS, the Seller is the sole member of each of the following limited liability companies, each formed under the Delaware Limited Liability Company Act of 1992, as amended: PC Indiana Synthetic Fuel #2, L.L.C., PC Illinois Synthetic Fuel #2, L.L.C. and PC Kentucky Synthetic Fuel #3, L.L.C. (each a “Project Company,” and, collectively, the “Project Companies”);

WHEREAS, with respect to each Project Company, the Seller’s 100% limited liability company interest therein together with all rights, powers and obligations of the Seller as a Member of such Project Company are, collectively, herein referred to as the “Membership Interest;”

WHEREAS, the Seller desires to sell, assign, transfer and convey and the Partnership desires to purchase and accept the Membership Interest in and become the sole Member of one or more of the Project Companies for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements hereinafter contained, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.01. Terms used herein and not defined herein shall have the meaning assigned thereto in the Partnership Agreement.

“Adjustment Date” means the first Quarterly Payment Date after June 30 of each year.

“Annual Adjustment Amount” means the amount which is determined under Section 2.02 (a) hereof as the adjustment to be made to the Contingent Payments otherwise due on the Adjustment Date.

“Base Case” means the pro forma economic projections of the expected financial results of the Projects undertaken by each Purchased Company attached hereto as Exhibit A.

“Calendar Quarter” means, in each calendar year, each three-month period beginning with January, April, July or October.

“Capacity Warranty” has the meaning specified in Section 9.01 hereof.

“Capital Contributions” means the amounts contributed to the Partnership by the Partners as provided in the Partnership Agreement.

“Cash Expenditures” means, with respect to any period, all disbursements of cash by the Partnership, including, but not limited to, payments of operating expenses, amounts payable by the Partnership as Contingent Payments under this Agreement (determined without regard for the application of any provision hereof permitting or requiring all or any portion of such Contingent Payments to be deferred due to Operating Deficits), amounts paid as royalties or license fees under the Sub-License Agreements or other agreements regarding technology utilized by the Purchased Companies or their subsidiaries, payments of principal and interest as it becomes due on indebtedness, amounts paid into escrow as security for future liabilities, and amounts expended from releases from any such escrow; provided that, Cash Expenditures shall not include: (i) distributions to the Partners, or (ii) amounts expended or applied from Initial Contributions, other than amounts expended or applied as working capital or otherwise to cover operating costs identified in the Project Construction Budget.

“Cash Receipts” means, with respect to any period, all cash receipts of the Partnership from the operation of all or any of the Projects or the sale of fuels produced thereby and any other cash receipts from Partnership operations or assets including operations and assets of the Purchased Companies and subsidiaries thereof, plus Quarterly Contributions, plus that portion of the Initial Contributions contributed and expended or applied as working capital or otherwise to cover operating costs, in each case not to exceed the amounts specified therefor in the Project Construction Budget, plus interest received on any Reserves or accounts of the Partnership or the Purchased Companies or their subsidiaries, plus amounts released from any escrow established as security for future liabilities; provided that, Cash Receipts shall not include proceeds of borrowings.

“Closing” means, with respect to any Project Company, the transfer of the Membership Interest to the Partnership and the payment to the Seller of the Initial Payment.

“Closing Date” means the date and time as of which a Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Contingent Payment” means, (i) with respect to each Calendar Quarter, the Contingent Payment due on the Quarterly Payment Date following the end of such Calendar Quarter all as provided in Section 2.01(e) and (ii) the payment due on the Final Adjustment Date.

“Deferred Contingent Payments” means (i) all amounts of Contingent Payments which, under Section 2.03, are not paid on the Quarterly Payment Date when such amounts become due and (ii) interest on the deferred amount until paid.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership; provided, however, that the term Encumbrance shall not include any rights or interests arising under the Option Agreement.

“Environmental Law” means any Legal Requirement which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials.

“Estimated Tax Credits” has the meaning specified in Section 2.01(e).

“Event of Bankruptcy” means, for any entity:

(a) that such entity shall fail generally to, or admit in writing its inability to, pay its obligations as they become due; or

(b) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such entity in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such entity or for any substantial part of its property, or for ,the winding-up or liquidation of its affairs and such proceeding shall not have been dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy, as the case may be; or

(c) the commencement by such entity of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such entity’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such entity or for any substantial part of its property, or any general assignment for the benefit of creditors.

“Final Adjustment Amount” means the adjustment to be paid on the Final Adjustment Date which amount is to be determined under Section 2.02(b) hereof.

“Final Adjustment Date” means June 1, 2008 (or, if Tax Credits are unavailable by reason of the repeal or amendment of Section 29 of the Code, June 30 of the year following the year in which the Tax Credits are last available as a result of such repeal or amendment).

“Final Determination” has the meaning specified in Section 2.01(j)(3).

“General Partner” means the general partner of the Partnership, initially Carbontronics Fuels, LLC, a Delaware limited liability company.

“Governmental Body” means any of the following:

(d) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(e) federal, state, local, municipal, foreign, or other government;

(f) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(g) multi-national organization or body; or

(h) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Initial Payment” means, with respect to the Membership Interests in all three of the Project Companies, the sum of $1,500,000, which amount is payable in a single installment in the amount set forth in Section 2.01(d).

“IRS” means the Internal Revenue Service or its successor.

“IRS Ruling” has the meaning ascribed thereto in the Partnership Agreement.

“IRS Ruling Request” has the meaning ascribed thereto in the Partnership Agreement.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Limited Partner” means a limited partner of the Partnership.

“Maximum Tax Credit Amount at Risk” has the meaning specified in Section 2.01(j)(4).

“Member” means, with respect to each Project Company, the entity which is the sole member of such limited liability company.

“Membership Interest” means, with respect to each Project Company, the 100% limited liability company interest therein held by the sole Member of such Project Company, including, without limitation, such Member’s rights in the income and loss of the Project Company and the rights to receive distributions of assets (liquidating or otherwise) and allocations and the right and power and obligations as the sole member of such Project Company to manage and control the business, affairs and properties of the Project Company and all rights as the sole member of such Project Company to control subsidiaries of such Project Company.

“Milestones” has the meaning ascribed to such term in the Partnership Agreement.

“Operating Deficit” means, for any period, the amount, if any, by which Cash Expenditures exceed Cash Receipts.

“Operating Gain” means, for any period, the amount, if any, by which Cash Receipts exceed Cash Expenditures.

“Option Agreement” means the Option Agreement dated as of June 16, 1998 between the Partnership and Carbontronics Fuels, LLC pursuant to which Carbontronics Fuels, LLC has an option to purchase, on or for a period after January 1, 2008, the Membership Interest in one or more of the Purchased Companies.

“Partners” means, collectively, the General Partner and all limited partners of the Partnership.

“Partnership” means Carbontronics Synfuels Investors, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership dated as of June 16, 1998 among Carbontronics Fuels, LLC as general partner and those persons from time to time admitted as limited partners. Except as otherwise expressly provided herein, all references to the Partnership Agreement shall be to such agreement as it is in effect on the date hereof, without regard for any amendments or supplements thereto after the date hereof made without the prior written consent of the Seller.

“Permitted Encumbrances” means (i) liens for taxes that are not yet due and payable, (ii) liens that are being contested in good faith and by appropriate proceedings which have the effect of staying the execution of such liens, (iii) materialmen’s, mechanic’s, worker’s, repairmen’s, employees’, carriers’, warehousemen’s and other like liens relating to the construction of the Projects, so long as the same relate to amounts that are not more than 30 days past due, and (iv) exceptions to title listed in the title insurance policies in effect for the sites on which the synthetic fuel production facilities owned by the Project Companies are being constructed.

“Project” means, with respect to each Purchased Company, each synthetic fuel production facility and associated feedstock preparation facility developed and operated by such Purchased Company or a subsidiary of such Purchased Company and described in Schedule 1.01 hereto.

“Project Company” means any one of the following limited liability companies, each of which is a Delaware limited liability company: (1) PC Indiana Synthetic Fuel #2, L.L.C., (2) PC Illinois Synthetic Fuel #2, L.L.C. and (3) PC Kentucky Synthetic Fuel #3, L.L.C.

“Project Companies” means, collectively, all of the Project Companies.

“Purchase Price” has the meaning specified in Section 2.01(a).

“Purchased Company” means any Project Company the Membership Interest in which is acquired by the Partnership as provided in Section 2.01 of this Agreement.

“Qualified Fuels” means qualified fuels as defined in Section 29(c) of the Code.

“Quarterly Payment Date” means the date following the end of each Calendar Quarter on which the Contingent Payment is due as provided in Section 2.01(h).

“Reserves” means reserves established and maintained from time to time by the General Partner or by the Purchased Companies or a subsidiary thereof, in amounts deemed adequate and sufficient from time to time by the General Partner or the manager of the respective Purchased Companies or subsidiary for working capital and to pay taxes, insurance, repairs, replacements or renewals or other costs and expenses incident to the Partnership’s or the Purchased Company’s (or subsidiary’s) business.

“Sale or Refinancing” means any sale or refinancing transaction not in the ordinary course of business of a Project Company or the Partnership as more fully described in the Partnership Agreement and including, specifically, proceeds of a sale of a Membership Interest including a sale under the Option Agreement.

“Sale or Refinancing Proceeds” means all cash receipts of the Partnership arising from a Sale or Refinancing less those amounts described in the Partnership Agreement.

“Seller” means Carbontronics, LLC, a Delaware limited liability company.

“Tax Credits” means the tax credits provided by Section 29 of the Code.

“Tax Event” has the meaning specified in Section 2.01(j)(2).

“Unit” has the meaning ascribed to such term in the Partnership Agreement.

ARTICLE II.

PURCHASE

Section 2.01. Sale and Purchase of Membership Interest.

(a) Subject to the terms and conditions set forth in this Agreement, the Partnership shall purchase and the Seller shall sell, assign, transfer and convey the Membership Interest in one or more of the Project Companies. The Purchase Price of the Membership Interest in each Project Company shall include two components: (1) the Initial Payment, which shall be payable in one installment, which shall be payable in accordance with paragraph (d) below, and (2) Contingent Payments due on each Quarterly Payment Date through and including the Quarterly Payment Date which follows the Calendar Quarter ended on December 31, 2007 and on the Final Adjustment Date.

(b) The Partnership shall purchase the Membership Interest in the Project Companies and shall exercise such right on June 29, 1998.

(c) Subject to the terms and conditions of this Agreement, at the Closing with respect to the sale of the Membership Interest in a Project Company, the Seller will sell, assign, transfer and convey all of the Seller’s rights, title and interest in the Membership Interest in such Project Company to the Partnership and take such action as shall be required to cause the Partnership to be admitted as the sole Member of each such Purchased Company, and the Partnership will purchase, assume and accept the Membership Interest from the Seller and will pay, in full, the Initial Payment and all of the Contingent Payments as they become due for the Membership Interest in such Project Company. On the Closing Date with respect to the purchase of the Membership Interest in a Project Company, all right, title and interest of the Seller in the Membership Interest in such Project Company shall be transferred, assigned and conveyed to the Partnership, the Partnership shall be admitted as the sole Member of such Project Company and all interest of the Seller in the Membership Interest and in the Purchased Company shall be released by the Seller.

(d) On the Closing Date, with respect to the Membership Interest in each Project Company purchased on such date, the Partnership shall pay in full and in immediately available funds the Initial Payment in the amount of $1,500,000.

(e) The Partnership shall, as further consideration for each Membership Interest purchased hereunder, be required to make and agrees to make Contingent Payments to the Seller in the amounts set forth in this Section 2.01(e). The Contingent Payments shall be due and payable on each Quarterly Payment Date and on the Final Adjustment Date. The Contingent Payments in respect of the Membership Interest in a given Project shall commence on the Quarterly Payment Date immediately following the Calendar Quarter in which the first Qualified Fuel produced by such Project is sold and end with the Final Adjustment Date. Subject to Article IX hereof, with respect to each Calendar Quarter, the Contingent Payment due on the Quarterly Payment Date immediately following such Calendar Quarter shall be an amount equal to (i) fifty percent (50)% of the aggregate Estimated Tax Credits generated by Projects during that portion of such Calendar Quarter when the respective Project Companies were Purchased Companies and (ii) with respect to the Contingent Payment due on the Adjustment Date, plus or minus the product of (x) fifty percent (50)% multiplied by (y) the Annual Adjustment Amount. The term “Estimated Tax Credits,” for any Calendar Quarter, as used in this Agreement, means the sum of the Tax Credits, as in accordance with Section 3.1(e) of the Partnership Agreement; and, as adjusted following review by the Seller as provided herein and by the Partners’ Accountant as provided in Section 3.1(f) of the Partnership Agreement. Notwithstanding the foregoing, the Seller agrees that the Partnership shall not be in default under this Agreement in respect of its failure to make any Contingent Payment for the Membership Interest in a Project Company (x) unless and until the date the conditions set forth in Section 3.1(g) in the Partnership Agreement have been satisfied or waived, and (y) unless all Contingent Payments due on or prior to such date have not been paid in full (subject to the other provisions of this Agreement) within five days after such date.

(f) The final Contingent Payment shall be due on the Final Adjustment Date and shall be in the amount of the Final Adjustment Amount if such Final Adjustment Amount is a positive amount.

(g) The General Partner shall prepare its calculation of the Estimated Tax Credits and the Contingent Payment for each Calendar Quarter at the same time that the General Partner prepares its calculation of the amount of the Quarterly Contribution as provided in Section 3.1(e) of the Partnership Agreement and shall submit a report showing the Partnership’s determination of the Contingent Payment to the Seller at the same time as the General Partner submits the report described in Section 3.1(f) of the Partnership Agreement to the Partners’ Accountant for review.

(h) The Contingent Payment with respect to each Calendar Quarter shall be due to the Seller not later than five days after the Quarterly Contribution for such Calendar Quarter is due to the Partnership from the Partners under the terms of Section 3.1(f) of the Partnership Agreement. Such due date for Contingent Payments, being the date which is five days after the Quarterly Contribution Date, is herein referred to as the “Quarterly Payment Date.”

(i) If the Seller objects to the General Partner’s calculation of any Contingent Payment, the Seller shall notify the Partnership within two weeks after the Partnership has submitted the report to the Seller. If the Seller disputes the Partnership’s calculations, the Partnership shall, in good faith, consider the issues raised or in dispute and discuss such issues with the Seller and attempt to reach a mutually satisfactory agreement, taking into account as well, any issues raised by the Partners’ Accountant and if such dispute is promptly resolved, the adjusted amount agreed upon shall be the Contingent Payment due. If the dispute is not promptly resolved, the Partnership shall pay, on the Quarterly Payment Date, the amount not in dispute. Thereafter, the Seller, the General Partner and the Partners’ Accountant shall select an independent entity qualified and knowledgeable in the area to resolve the dispute and, upon resolution of the dispute, if it is determined that additional Quarterly Contributions are due from the Partners, the corresponding additional amount shall be paid to the Seller within five days of the date the additional amount of the Quarterly Contributions is due to the Partnership from the Partners.

(j) (1) If the Partnership advises the Seller in writing that a Tax Event has occurred, all payments of Contingent Payments thereafter up to an amount equal to the aggregate Maximum Tax Credit Amount At Risk shall be made into an escrow account for the benefit of the Seller (but owned by the Partnership) on terms whereby the amounts held in escrow will be released on the joint signatures of the Seller and the Partnership (which shall require the approval of a Majority in Interest of the Limited Partners, as such term is defined in the Partnership Agreement) in the following circumstances, and in the following amounts:

(i) upon a Final Determination with respect to a Partner or Partners and a Calendar Quarter or Calendar Quarters that Tax Credits are disallowed, the product of (x) the sum of (I) the amount disallowed, plus (II) any interest and penalties (including without limitation substantial understatement penalties and any penalties for underpayment of estimated taxes to the extent attributable to Tax Credits arising from the Partnership) due with respect to any such Calendar Quarters related to such Tax Credits, multiplied by (y) the applicable percentage under Section 2.01(e) hereof, shall be released from the escrow to the relevant Partner or Partners so long as the relevant Partner or Partners certifies that (A) the amount being released is in the same proportion as the amounts escrowed hereunder bear to all amounts placed into escrow following a Tax Event under this Agreement and the Sub-License Agreements, and (B) all actions necessary to cause the proportionate amounts escrowed under the Sub-License Agreements to be released have been taken or are being taken contemporaneously; and

(ii) if there is no longer an extant Tax Event as determined in accordance with the final sentence of paragraph (2) below, the amounts remaining in escrow after application of (i) above shall be released to the Seller.

(2) For purposes of this Agreement, “Tax Event” means (i) the issuance of any information document request related to Tax Credits arising from the operations of the Partnership or the Purchased Companies, or any other reasonable indication of an intention by the IRS to examine or disallow any portion of such Tax Credits, but in each case only if the IRS continues to make inquiries or persists in its examination after the IRS has been provided with a copy of the private letter ruling(s) issued to the Partnership, (ii) the Partnership’s or Seller’s becoming aware that the IRS has questioned or otherwise implicated the ability of the proprietary process licensed under the Sub-License Agreements to produce Qualified Fuels at any other synthetic fuel production project, or (iii) except with respect to matters addressed in clause (i) or (ii) above, a Majority in Interest of the Limited Partners reasonably determines, after consultation with Seller and such experts as Seller may provide, and taking into consideration the existence of the rulings received in response to the IRS Ruling Request, that it is more likely than not that the IRS will disallow all or a portion of Tax Credits. Any Tax Event arising under this Section 2.01(j) (2) shall cease on the earlier of (A) a Final Determination, (B) when the Partnership (with the approval of a Majority in Interest of the Limited Partners or, if a Limited Partner objecting to the same delivers an opinion of nationally recognized tax counsel that it is more likely than not that the IRS will disallow Tax Credits, with the approval of all the Limited Partners) and the Seller agree that the tax issue giving rise to the Tax Event has been resolved, or (C) solely with respect to a Tax Event arising under clause (iii) above, more than one year passes without an examination of Tax Credits of the Partnership commencing or another Tax Event occurring.

(3) For purposes of this Agreement, “Final Determination” means, with respect to Tax Credits related to the Partnership,

(i) unless an adjustment is proposed with respect to any such Tax Credits, the expiration of the applicable statute of limitations for the relevant tax period and Partner;

(ii) unless an administrative appeal or a judicial proceeding is initiated by the Partnership or the affected Partner, the date ninety days after the issuance of a notice of deficiency;

(iii) unless judicial proceedings are initiated by the Partnership or the affected Partner, a final decision with respect to the proposed adjustment by an IRS appeals officer, as evidenced by the issuance of a 90-day letter, 870-AD or like notice and the expiration of the period for initiating judicial proceedings;

(iv) unless appealed by the Partnership or the affected Partner, a final decision with respect to the proposed adjustment by the United States Tax Court, Court of Federal Claims or the appropriate Federal District Court and the expiration of the period for filing an appeal of such decision;

(v) a final decision of a United States Court of Appeals with respect to the proposed adjustment, unless a petition for certiorari to the United States Supreme Court has been applied for and is pending or has been granted with respect to such decision;

(vi) denial of certiorari by, or final decision of, the United States Supreme Court; or

(vii) the settlement of a proposed adjustment as evidenced by a closing agreement.

(4) For purposes of this Agreement, “Maximum Tax Credit Amount At Risk” means the amount reasonably determined by any affected Partner to be potentially subject to disallowance by the IRS following a Tax Event, plus interest and substantial understatement penalties, which amount shall not exceed the product of (x) the sum of (I) the Tax Credits claimed by such Limited Partner with respect to the operations of the Partnership and the Project Companies for all open tax years (so long as such claims are consistent with the applicable final tax return of the Partnership as to any such tax year), it being understood that such amount is not limited to amounts directly implicated by the Tax Event (since an audit of one issue related to Tax Credits could result in a disallowance of other such credits for the same or a subsequent period, or on other grounds discovered later), plus (II) any interest and penalties payable by such affected Partner (to the extent attributable to Tax Credits arising from the Partnership), multiplied by (y) the applicable percentage under Section 2.01(e) hereof.

(5) Each of the Seller and the Partnership agrees that, promptly after obtaining knowledge thereof, it will give prompt notice of any matter that is or could become a Tax Event or that the IRS has commenced an examination of any other synthetic fuel production project utilizing the proprietary process licensed under the Sub-License Agreements, and the parties as promptly thereafter as practicable shall meet to discuss in good faith whether a Tax Event in fact exists or will likely occur and the consequences thereof.

Section 2.02. Adjustment Amounts. (a) Each year, following the publication by the IRS of the revised inflation adjustment factor and the reference price, and following the filing of the Partnership’s federal income tax return (A) the Estimated Tax Credits for each Calendar Quarter of the preceding calendar year shall be recomputed, using such revised factor and taking into account the effect of the operation of Section 29(b)(1) of the Code based on such reference price, but otherwise using the same information used to determine the Estimated Tax Credits for such periods, except as necessary to cause the aggregate Estimated Tax Credits not to exceed the Tax Credits actually reported on the Partnership’s federal income tax return; and (B) the Estimated Tax Credits for the first Calendar Quarter of the then current calendar year shall be recomputed using such revised inflation adjustment factor. The General Partner shall then determine the difference between (x) the Estimated Tax Credits for the preceding calendar year and the first Calendar Quarter of the current calendar year, as recomputed using the revised information as set forth in this Section 2.02(a) and (y) the Estimated Tax Credits as originally determined for the four Calendar Quarters in the preceding calendar year and the first Calendar Quarter of the current calendar year. The product of (I), the difference between (x) and (y) in the preceding sentence, multiplied by (II) the applicable percentage under Section 2.01 (e) hereof, is the “Annual Adjustment Amount.” If the Annual Adjustment Amount is a positive amount, it shall be added to the amount of the Contingent Payment otherwise due on the Adjustment Date and if the Adjustment Amount is a negative number, such amount shall be used to reduce the Contingent Payment otherwise due on the Adjustment Date, or if the Adjustment Amount is negative and exceeds the amount of the Contingent Payment otherwise due on such date, the excess amount shall be successively credited against Contingent Payments as they otherwise become due thereafter.

(a) In the calendar year in which the Final Adjustment Date occurs, following the publication of the revised inflation adjustment factor and the reference price applicable to the immediately preceding calendar year and following the filing of the Partnership’s federal income tax return, the Estimated Tax Credits for each Calendar Quarter of such immediately preceding calendar year shall be recomputed, using such revised factor and taking into account the effect of the operation of Section 29(b)(1) of the Code based on such reference price, but otherwise using the same information used to determine the Estimated Tax Credits for such periods, except as necessary to cause the aggregate Estimated Tax Credits not to exceed the Tax Credits actually reported on the Partnership’s federal income tax return. The General Partner shall then determine the difference between (x) the Estimated Tax Credits for such calendar year as recomputed using the revised information as set forth in this Section 2.02(b) and (y) the Estimated Tax Credits as originally determined for the four Calendar Quarters in such calendar year. The product of (I), the difference between (x) and (y) in the preceding sentence, multiplied by (II) the applicable percentage under Section 2.01(e) hereof, is the “Final Adjustment Amount.” The Final Adjustment Amount, if positive, shall be due from the Partnership to the Seller as the final Contingent Payment on the Final Adjustment Date. If the Final Adjustment Amount is negative, the amount thereof shall be paid by the Seller to the Partnership on the Final Adjustment Date.

Section 2.03. Deferred Contingent Payments. (a) To the extent, for any Calendar Quarter, the Partnership experiences an Operating Deficit, the Partnership, with respect to the Contingent Payment due on the Quarterly Payment Date following such Calendar Quarter, shall be permitted to defer payment of the Contingent Payment due on such date up to the amount of the Operating Deficit for such Calendar Quarter. Any such amount deferred as provided in this Section 2.03 together with interest thereon is herein referred to as a “Deferred Contingent Payment.” Any amount of a Contingent Payment which is deferred shall continue as an obligation of the Partnership and shall bear interest at the rate of six percent per annum, compounded annually, until paid. If, for any Calendar Quarter, the Partnership experiences an Operating Gain and there are Deferred Contingent Payments outstanding, the Partnership shall, on or before the Quarterly Payment Date immediately following such Calendar Quarter, pay to the Seller the lesser of (i) the amount of such Operating Gain for the Calendar Quarter and (ii) the aggregate amount of unpaid Deferred Contingent Payments including accrued and unpaid interest. Any payments made with respect to Deferred Contingent Payments shall be credited first to accrued and unpaid interest, and then to the principal amount of the unpaid Deferred Contingent Payments. All Deferred Contingent Payments not paid prior to such date shall become due and payable and shall be paid to the Seller on January 2, 2009. The Partnership agrees that, to the extent it sells assets, including, but not limited to, a sale of a Membership Interest under the terms of the Option Agreement or otherwise, the Sale or Refinancing Proceeds will be used first to pay any unpaid Deferred Contingent Payments before such amounts are used for any other purpose of the Partnership. The obligation of the Partnership to pay the Deferred Contingent Payment shall be evidenced by a promissory note substantially in the form of Exhibit B hereto.

Section 2.04. Pledge of Partnership Interest. The Partnership agrees that as a condition to the admission of each Limited Partner, it will (i) obtain from such Limited Partner a written instrument by which such Limited Partner becomes bound by the terms of the Partnership Agreement (as the same is amended or restated from time to time), (ii) obtain a pledge of such Limited Partner’s Units to secure payment of the Quarterly Contributions and a written security agreement executed by and enforceable against the Limited Partner in which the Limited Partner pledges its Units and such other security as the Partnership shall deem appropriate to secure the Limited Partners’ obligations under the Partnership Agreement, and (iii) as security, take possession of and hold until all payments due hereunder have been paid, the certificate evidencing the Units of such Limited Partner.

Section 2.05. Excluded Rights. The Seller and the Partnership acknowledge that the Purchase Price has been determined on the basis of the actual performance of the binder technology which is licensed to each of the Project Companies from Carbontec Energy Corporation (“Carbontec”), which performance is believed by the Seller to be below the levels that had been warranted by Carbontec (the “Warranty Claim”). The Seller and the Partnership agree that any claim in respect of the Warranty Claim against Carbontec constitutes an asset excluded from the purchase and sale made hereby, directly or indirectly, and the Partnership agrees to cause the Project Companies to enter into such documents as may be reasonably requested by the Seller confirming the release of any claims by the Project Companies with respect thereto.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Partnership, as of the date hereof and as of each Closing Date, as follows:

Section 3.01. Membership Interests. The Seller (a) is the owner, free and clear of any Encumbrances, of a 100% Membership Interest in each of the Purchased Companies and (b) subject to the terms and conditions of this Agreement, will sell, transfer, assign and deliver good and valid title to each such Membership Interest and shall withdraw as a Member of each of the Project Companies in which the Partnership purchases the Membership Interest and relinquish all rights with respect thereto and will take such action as is required to admit the Partnership as the sole Member of each Purchased Company in which the Partnership acquires the Membership Interest. At each Closing the Partnership will acquire good and valid title to the Membership Interest purchased, free and clear of any Encumbrances. It is, however, understood and agreed that the Membership Interests are subject to a purchase option granted to Carbontronics Fuels, LLC, under the terms of the Option Agreement.

Section 3.02. Membership of the Purchased Companies. Each of the Purchased Companies has only one Member and all limited liability company interest and all rights, title and interest of the Member in such Purchased Company is represented and transferred with the Membership Interest and the admission of the Partnership as the sole member of the Purchased Company. Except for rights granted to the Partnership under this Agreement and to Carbontronics Fuels, LLC under the Option Agreement, there are no outstanding options, warrants or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, the Membership Interest in the Purchased Companies. Each of the Purchased Companies is governed by and operates under the terms of a Limited Liability Company Operating Agreement and the Limited Liability Company Operating Agreement of each Purchased Company either does or at the Closing will provide that such Purchased Company shall be a sole member limited liability company. True and complete copies of the certificate of formation of each of the Purchased Companies and of the Limited Liability Company Operating Agreement of each of the Purchased Companies have heretofore been delivered to or made available to the Partnership.

Section 3.03. Organization. Each of the Purchased Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own its properties, including its respective Project, to carry on its business as presently conducted by it and as to be conducted upon completion of its respective Project and to own, lease and operate its properties in the places where its properties are owned, leased or operated or are to be owned, leased or operated.

Section 3.04. Qualifications, etc. Schedule 3.04 attached hereto sets forth each jurisdiction in which each of the Purchased Companies is duly qualified to do business and in good standing. Neither the character of the properties owned or held under lease or license by the Purchased Companies nor the nature of the business conducted by the Purchased Companies or to be conducted by the Purchased Companies requires any qualification in any other jurisdiction, except any such jurisdiction wherein the failure to be so qualified would not have a material adverse effect on such Purchased Company or its ability to operate its Project.

Section 3.05. Third Party Indebtedness. Except as set forth on Schedule 3.05 hereto, none of the Purchased Companies has any indebtedness for money borrowed from third parties (including the Seller and the Seller’s Affiliates). None of the Purchased Companies has outstanding any loans to, or any commitments to make loans to, any third parties (including the Seller and the Seller’s Affiliates).

Section 3.06. Real and Personal Property Owned or Leased. An identification of (a) all real property owned by or leased by the Purchased Companies, and (b) except with respect to personal property acquired under the terms of the EPC Contracts, each other material piece of equipment or goods owned or leased by the Purchased Companies, is set forth on Part A of Schedule 3.06 hereto; all of such property and the other assets of the respective Purchased Companies (collectively, the “Assets”), are in good condition and repair, ordinary wear and tear excepted, and the relevant Purchased Company has good and marketable title to (or a valid leasehold interest in, as applicable) each of its respective Assets, free and clear of all Encumbrances except Permitted Encumbrances and except as set forth on Part B of Schedule 3.06 hereto.

Section 3.07. Financial Position. Schedule 3.07 attached hereto contains the unaudited balance sheet of each of the Purchased Companies as of June 16, 1998 (collectively, the “Balance Sheets”). The Balance Sheets have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the assets and liabilities of the Purchased Companies as of such date.

Section 3.08. Absence of Certain Changes or Events. Since the date of the Balance Sheets described in Section 3.07 above, there has not been any material adverse change in the properties, assets, business, financial condition or results of operations of any Purchased Company except as set forth on Schedule 3.08 hereof.

Section 3.09. Insurance. The assets, business and operations of each Purchased Company are insured in accordance with prudent industry practices with respect to loss due to casualty and other risks, in amounts and coverages reasonable in the circumstances. Schedule 3.09 attached hereto sets forth a complete and accurate list of all casualty, directors and officers liability, general liability (including product liability) and other types of insurance maintained by the Purchased Companies, together with the carriers and liability limits for each such policy. Each policy is in full force and effect, there are no defaults or conditions which with the passage of time, the giving of notices or both, would become defaults under any such policies, and no written or oral notice has been received by any Purchased Company or the Seller from any insurance carrier purporting to cancel or reduce coverage under any such policy. The Purchased Companies are current in all premiums or other payments due thereunder.

Section 3.10 Commitments. Schedule 3.10 attached hereto sets forth a complete and accurate list of all agreements, contracts, leases (whether of real or personal property), options, commitments, arrangements and understandings, whether oral or written (including any and all amendments thereto) to which any of the Purchased Companies is a party, including, but not limited to, (a) licenses for technology, (b) agreements for the purchase of feedstock and other raw materials, (c) operating agreements, (d) engineering procurement and construction contracts, (e) management services agreements, (f) employment contracts and contracts with consultants and other independent contractors, (g) contracts with Affiliates of the General Partner and (h) all other material contracts. All such contracts, agreements, leases, commitments, arrangements or understandings are on commercially reasonable and arms-length terms, and the sale of Membership Interests in the relevant Purchased Companies will not constitute a breach or default under any such contracts. Neither the Purchased Companies nor, to the knowledge of the Seller, any of the other parties thereto (other than with respect to the matter described on Part B of Schedule 3.06 hereto) is in material default, thereunder and, to the knowledge of the Seller, no event has occurred which with the giving of notice or the lapse of time or both would constitute a material default, under any such agreements, contracts, leases, commitments, arrangements or understandings.

Section 3.11. Legal Proceedings. None of the Purchased Companies or the Seller is engaged in or is a party to, or, to the Seller’s knowledge, threatened with, any suit, investigation, legal action or other adverse proceeding, before any court, administrative agency, arbitration panel or other similar authority (whether or not covered by insurance). There is no outstanding order, ruling, decree, judgment or stipulation by or with any court, administrative agency, arbitration panel or other similar authority, or any litigation pending or, to the Seller’s knowledge, threatened, (i) against the Seller or any of the Purchased Companies.

Section 3.12. Taxes. All federal, state and local tax returns, reports, declarations, statements and other documents required to be filed by or with respect to the Purchased Companies in respect of all taxes, including income, franchise, sales, property, payroll and other taxes, levies, imposts and duties of any nature whatsoever (“Taxes”) have been filed with the appropriate tax authorities, such documents are true, accurate and complete in all material respects and all amounts shown by such documents to be due and payable have been paid. None of the Purchased Companies has any liability for taxes, or for any interest or penalties in respect thereof which, if due and payable, have not been paid or will not be paid at or prior to the Closing with respect to such Purchased Company. There are no pending, or to the Seller’s knowledge, threatened, claims or assessments against any Purchased Company in respect of Taxes, or interest or penalties, other than claims or assessments for which adequate reserves have been provided.

Section 3.13. Compliance with Laws. (a) Each Purchased Company has complied in all material respects, and is now in compliance with in all material respects, all federal, state and local laws, ordinances and regulations applicable to such Purchased Company with respect to which the Purchased Company was required to comply on or prior to the date of this Agreement, (b) no written claims or written complaints from any Governmental Body or other parties have been received by any Purchased Company and, to the knowledge of the Seller, none is threatened, that any Purchased Company is in violation of any applicable building, zoning, occupational safety and health, or similar law, ordinance or regulation in relation to its plants, structures or other buildings or equipment, or the operation thereof, or of any applicable fair employment, equal opportunity or similar law, ordinance or regulation (other than any such violation that could not reasonably be expected to have a material adverse effect on such Purchased Company), and (c) none of the Purchased Companies has received written notice from any Governmental Body of any pending proceedings to take all or any part of the assets of the Purchased Companies (whether leased or owned) by condemnation or right of eminent domain and, to the knowledge of the Seller, no such proceedings are threatened.

Section 3.14. Environment.

(a) Except as set forth on Schedule 3.14 attached hereto, the Purchased Companies are in compliance with all applicable Environmental Laws in effect as of the date hereof and, no condition exists or event has occurred which would constitute or give rise to any material non-compliance under any applicable Environmental Law.

(0).1 The Purchased Companies have timely filed all reports and notifications, if any, required to be filed on or prior to the date of this Agreement with respect to their properties and facilities and have generated and maintained all records and data, if any, required prior to the date of this Agreement under all applicable Environmental Laws. Except as set forth on Part B of Schedule 3.22 attached hereto, the Purchased Companies are not required to obtain any additional permits, licenses or authorizations under any applicable Environmental, Law.

Section 3.15. Organization; Due Authorization; Binding Obligation. The Seller is a Delaware limited-liability company having all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly and validly Executed and delivered by the Seller. This Agreement is the valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.16. Non-Contravention. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Formation or the Limited Liability Company Operating Agreement of the Seller, the Certificate of Formation or the Limited Liability Company Operating Agreement of any of the Purchased Companies or any covenant, agreement or understanding to which any Purchased Company or the Seller is a party or any order, ruling, decree, judgment or arbitration award, or any law, rule, regulation or stipulation, to which any Purchased Company or the Seller is subject or constitute a default thereunder or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of any Purchased Company, other than violations, conflicts, breaches, accelerations, defaults, liens, charges or encumbrances which are not material.

Section 3.17. Regulatory Approvals. None of the Purchased Companies or the Seller is required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent, or any bond in satisfaction of any governmental regulation in connection with the execution, delivery and performance of this Agreement by the Seller or, except for normal renewals, in order to prevent termination of any material right, privilege, license or agreement of any Purchased Company.

Section 3.18. Election with Respect to Purchased Companies. The Seller is the sole Member of each of the Purchased Companies and has made no election to treat any of the Purchased Companies as a corporation for federal income tax purposes.

Section 3.19. Liabilities. All liabilities (whether accrued, absolute, contingent, known, unknown, derivative or otherwise) of each Purchased Company are (a) reflected on its respective Balance Sheet (except for liabilities incurred in the ordinary course subsequent to the date of the unaudited balance sheets attached as Schedule 3.07), or (b) listed on any schedule hereto.

Section 3.20. Conduct of Operations. The business and operations of each Purchased Company have, since the date of organization of such Purchased Company, been conducted (a) in a prudent and commercially reasonable manner, and (b) in compliance with all applicable federal, state and local laws including, without limitation, such laws relating to coal mine health and safety and other laws relating to or affecting coal mine activity and labor and employment matters, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the Purchased Company. All existing contracts or commitments of each Purchased Company for the purchase of goods or services are on terms which are commercially reasonable, arms-length and commensurate with the goods or services provided or to be provided.

Section 3.21. Designs and Drawings. The feedstock facilities and the synthetic fuel production facilities for each Project, if constructed in accordance with the designs and construction drawings in respect thereof, will have the operational capabilities to produce Qualified Fuels of a quality expected to satisfy the requirements of the marketplace for synthetic coal-based fuels, and the capacities to produce Qualified Fuels as contemplated in the Base Case.

Section 3.22. Licenses, Permits, Etc. All licenses, permits and other governmental approvals and all private consents which have been obtained in connection with the construction and operation of any Project to the date of this Agreement are set forth in Part A of Schedule 3.22; all such licenses, permits, approvals and consents are in full force and effect, there are no breaches or defaults by the relevant Purchased Company under any thereof, or conditions which with the passage of time or the giving of notice or both would give rise to such a breach or default, and the sale by the Seller of the respective Purchased Companies to the Buyer as contemplated in this Agreement will not result in a breach or default, or require further consent, under the terms of any thereof, in each case other than any breach or default that could not reasonably be expected to have a material adverse effect on any Purchased Company. All governmental permits, licenses and other authorizations required to be obtained or waived in connection with the further development, construction, equipping and operation of the respective Projects are set forth on Part B of Schedule 3.22 attached hereto. The Seller reasonably expects that all additional licenses, permits, other governmental approvals and private consents that are necessary or advisable for the construction of, operation of, and sale of synthetic coal-based fuels produced by, each Project will be obtained without undue delay or expense so as to permit each Project to fulfill the requirements set forth in Section 3.1(g) of the Partnership Agreement and operate so as to produce Qualified Fuel as contemplated in the Base Case.

Section 3.23. No Tax-Assisted Financing. None of the following exist with respect to any Project: (i) grants described in Section 29(b)(3)(A) (i) of the Code; (ii) proceeds of issues of State or local government obligations described in Section 29(b)(3) (A)(ii) of the Code; or (iii) subsidized energy financing described in Section 29(b)(3)(A)(iii) of the Code.

Section 3.24. IRS Ruling. The representations made by Pace Carbon Fuels, L.L.C. and Carbontronics Fuels, LLC and their representatives in obtaining the IRS Ruling and in submitting the IRS Ruling Request, respectively, were correct in all material respects, and reflected an accurate statement of the material facts. The only written submissions to the IRS and the only written communications from the IRS in the course of such request are listed on Schedule 3.24.

Section 3.25. Certain Expectations. The Seller reasonably expects that each Project owned by a Purchased Company will be able to be placed in service, and will be placed in service, by June 30, 1998, and will be able to be operated as contemplated in the Base Case and consistent with (but without limitation of) that expectation, the Seller reasonably believes that:

(a) there are no material physical, contractual or legal impediments to any Project meeting the requirements set forth in Section 3.1(g)(i) of the Partnership Agreement by June 30, 1998, and the operation of any Project as contemplated in the Base Case

(b) each Purchased Company has, or will have by June 30, 1998, full right and entitlement to possess, use and conduct operations on the properties on which its respective Project is located;

(c) all necessary or advisable rights of easement, access, ingress and egress, and transportation arrangements to and from the Project sites will be able to be obtained without undue delay or cost, and in order to permit each Project to be constructed substantially in accordance with the requirements set forth in Section 3.1(g) of the Partnership Agreement and to be operated substantially in accordance with the Base Case;

(d) there will be available to each Purchased Company sufficient feedstock to produce Qualified Fuels in the quantities and with the quality contemplated in the Base Case;

(e) the production and sale of Qualified Fuels by each Project, and the Tax Credits resulting therefrom, will be substantially consistent with the Base Case;

(f) Carbontec will assist in providing sufficient binder and technical support such that the Purchased Companies will be able to produce Qualified Fuels substantially in accordance with the Base Case and in compliance with the rulings received in response to the IRS Ruling Request and the requirements of the marketplace for synthetic coal-based fuels;

(g) the Carbontite™ technology as used in each Project is able to produce Qualified Fuels in compliance with the rulings requested in the IRS Ruling Request and the requirements of the marketplace for synthetic coal-based fuels; and

(h) the rulings requested in the IRS Ruling Request will be received.

Section 3.26. Books and Records. The books and records of each Purchased Company have been maintained in a prudent manner so that the business and affairs of each Purchased Company are properly reflected therein.

Section 3.27. Projections. The Base Case is based on reasonable assumptions, and the Seller reasonably believes that the Partnership will be able to pay Deferred Contingent Payments, if any, when due.

Section 3.28. Production Capacity of Synthetic Coal Facilities. Assuming completion of the applicable synthetic fuel production facility in accordance with the terms of the applicable EPC Contract and operation thereof by a qualified operator, each Project owned by a Purchased Company will, in at least two consecutive Calendar Quarters occurring between the date hereof and December 31, 2000, be capable of producing at least 75,000 tons of Qualified Fuels per Calendar Quarter in compliance with the rulings requested in the IRS Ruling Request. The failure of such Project to produce at least 75,000 tons of Qualified Fuels in compliance with the rulings requested in the IRS Ruling Request within such period shall create a presumption that the representation and warranty in this Section 3.28 has been breached; provided, however, that the presumption may be rebutted by clear and convincing evidence that such failure was the result of operations, it being the intent of the parties that this representation is a representation as to design, equipment and capacity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to the Seller as follows:

Section 4.01. Organization. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own and operate its business and properties and to consummate the transactions contemplated hereby.

Section 4.02. Due Authorization of the Partnership; Binding Obligation. The Partnership has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Partnership of this Agreement has been duly authorized by all necessary action on the part of the Partnership. This Agreement has been duly and validly executed and delivered by the Partnership. This Agreement including, but not limited to, the obligation to pay the Initial Payment, each Contingent Payment and all Deferred Contingent Payments, is the valid and binding obligation of the Partnership, enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.03. Non-Contravention. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Partnership Agreement or any covenant, agreement or understanding to which the Partnership is a party or any order, ruling, decree, judgment or arbitration award or, subject to the filings, registrations and notices referred to in Section 4.04, any law, rule, regulation or stipulation, to which the Partnership is subject or constitute a default thereunder or result in the creation of any lien, charge or encumbrance upon any of the Partnership’s properties or assets.

Section 4.04. Regulatory Approvals. The Partnership is not required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent or bond in satisfaction of any governmental regulation, in connection with the execution, delivery and performance of this Agreement by the Partnership, except such filings, registrations and notices as may be required under state “blue sky” or securities laws in connection with any raising of capital by the Partnership necessary to consummate the purchase of the Membership Interests contemplated hereby.

Section 4.05. Investment Intent. The Partnership is acquiring the Membership Interests for its own account for the purpose of being the sole Member of each Purchased Company and thereby directing the operations of the Project and not with a view to, or for sale or resale of the Membership Interests in any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Membership Interests.

Section 4.06. Legal Proceedings. There is no outstanding order, ruling, decree, judgment or stipulation, or any litigation pending or, to the Partnership’s knowledge, threatened against the Partnership which would have a material adverse effect on the ability of the Partnership to perform its obligations under this Agreement, or which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

Section 4.07. Availability of Funds. The Partnership will have available to it on each Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

ARTICLE V

FURTHER AGREEMENTS AND ASSURANCES

Section 5.01. Confidentiality. If the transactions contemplated by this Agreement shall be consummated, the Seller agrees that it shall, and shall cause each of its agents, representatives and employees to, for a period of three years following the final Closing Date hereunder (a) maintain in confidence any and all proprietary and confidential information concerning the Purchased Companies and (b) refrain from using any such information for its own benefit or in competition with or otherwise to the detriment of the Partnership or its affiliates or any of the Purchased Companies. It is understood that the Seller shall not have liability hereunder for disclosure or use of any such information which (i) is in or, through no fault of the Seller, its agents, representatives or employees, comes into the public domain, or (ii) was acquired by the Seller from other sources after the Closing, provided such sources are not, to the knowledge of the Seller, prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Partnership, any affiliate of the Partnership, or any Purchased Company or (iii) the Seller is legally required to disclose. In the event that the Seller becomes compelled by legal or administrative process to disclose any of such information, the Seller will provide the Partnership with prompt notice so that the Partnership may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.01. In the event that such protective order or other remedy is not obtained, or that the Partnership waives compliance with the provisions of this Section 5.01, the Seller will furnish only that portion of such information which the Seller is advised, by opinion of counsel, is legally required and will exercise reasonable efforts, at the Partnership’s expense, to obtain reliable assurance that confidential treatment will be accorded such information. Nothing herein shall be construed as prohibiting the Seller from using such information in connection with (i) any claim against the Seller hereunder, (ii) any third party claims for which the Partnership is seeking indemnification from the Seller hereunder and (iii) any exercise by the Seller of any of its or his rights hereunder.

Section 5.02. Reports and Financial Statements. The Partnership agrees to cause each Purchased Company to prepare and the Partnership will prepare (a) quarterly reports of synthetic fuel produced, and synthetic fuel sold to unaffiliated third parties, (b) quarterly reports of Cash Receipts and Cash Expenditures (c) quarterly statements showing the calculation of Estimated Tax Credits and, for the applicable Calendar Quarters, the Annual Adjustment Amount and the Final Adjustment Amount and (d) annual financial statements, including statements of cash flows. Such annual financial statements shall be prepared in accordance with generally accepted accounting practices. The Partnership shall provide the Seller with copies of all such reports within a reasonable time after the end of each Calendar Quarter but not later than the submission of the report described in Section 3.1(f) of the Partnership Agreement to the Partners’ Accountant and all such financial statements within 90 days after the end of each calendar year.

ARTICLE VI

CONDITIONS TO THE PURCHASE

The Partnership’s purchase of the Membership Interest in any one or more of the Purchased Companies is subject to the satisfaction or waiver on or prior to the Closing Date on which such Membership Interest in such Purchased Company is purchased of the following conditions (provided that, if the Partnership pays the first installment of the Initial Payment for a Membership Interest, such payment shall constitute conclusive evidence that each of the following conditions has been satisfied or waived):

Section 6.01. No Legal Proceedings. No Governmental Body shall have commenced any judicial proceeding to restrain or prohibit or otherwise challenge the transactions contemplated by this Agreement and, in the case of any action commenced by other than a Governmental Body, no preliminary or permanent injunctive order issued by any United States federal or state court of competent jurisdiction which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

Section 6.02. Assignment of Membership Interests. The Seller shall have executed and delivered to the Partnership such documents or instruments as the Partnership may reasonably request to evidence the assignment of the Membership Interests to the Partnership and the admission of the Partnership as the sole Member of the Purchased Company.

ARTICLE VII

CONDITIONS TO THE SALE

The sale by the Seller of the Membership Interest in any Purchased Company hereunder is subject to the satisfaction, or waiver on or prior to the Closing Date with respect to the sale of such Membership Interest of the following conditions (provided that, if the Seller executes and delivers such documents as the Partnership reasonably requests to evidence the Seller’s transfer of the Membership Interest and the admission of the Partnership as the sole Member of the Purchased Company, such execution and delivery shall constitute conclusive evidence that each of the following conditions has been satisfied or waived):

Section 7.01. No Legal Proceedings. No Governmental Body shall have commenced any judicial proceeding to restrain or prohibit or otherwise challenge the transactions contemplated by this Agreement and, in the case of any action commenced by other than a Governmental Body, no preliminary or permanent injunctive order issued by any United States federal or state court of competent jurisdiction which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

Section 7.02. Payment of Purchase Price. The Partnership shall have tendered for delivery to the Seller the amount required by Section 2.01 as the first installment of the Initial Payment due at Closing and shall have provided evidence to the Seller satisfactory to the Seller, that each Limited Partner has executed and delivered the Partnership Agreement and the Security Agreement, and that the Partnership holds the collateral required by Section 2.04 of this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01. Events of Default. Upon the occurrence and continuance of any of the following events (each an “Event of Default”) :

(a) Payments by the Partnership. Failure by the Partnership to pay in full (i) any Contingent Payment due herein on the Contingent Payment Date (except to the extent such payment may be deferred under the terms of Section 2.03 of this Agreement) and continuation of such failure for five days after the Contingent Payment Date, (ii) failure to pay any Deferred Contingent Payment when due under the terms of Section 2.03 of this Agreement or (iii) failure by the Partnership to pay the Final Adjustment Amount, if positive, on the Final Adjustment Date; or

(0).1 Bankruptcy Proceedings of the Partnership or the General Partner. There shall occur an Event of Bankruptcy with respect to the Partnership or the General Partner; provided that, if such Event of Bankruptcy involves involuntary proceedings against the Partnership or the General Partner, no Event of Default hereunder shall occur unless such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be; and provided further that an Event of Bankruptcy of the General Partner shall not constitute an Event of Default hereunder if, as provided in Section 9.1(a)(ii) of the Partnership Agreement, such Event of Bankruptcy does not cause a dissolution of the Partnership; or

(0).2 Covenants by the Partnership. Failure by the Partnership to observe or perform (i) any of the covenants or agreements in Section 5.02 hereof or (ii) any other covenant or agreement contained herein and not constituting an Event of Default under any other clause of this Article VIII; provided, that such failure shall have continued for 60 days after the Seller shall have given written notice of such failure to the Partnership;

then, at any time during the continuance of any Event of Default, except as provided by Section 8.02 hereof, the Seller may proceed to enforce its rights by any means permitted by applicable law, including bringing an action to enforce payment, for damages and/or for specific performance by the Partnership of any of the Partnership’s obligations under this Agreement.

Section 8.02. Partnership’s Obligation to Take Action Against Defaulting Limited Partner. The Partnership agrees that if the Partnership defaults on the payment of any amounts due hereunder and such default is the result of the default by any Limited Partner in making a Quarterly Contribution, then the Partnership shall, if the default has not been cured within 30 days of the occurrence thereof, promptly proceed (i) to foreclose upon the security provided by such Defaulting Partner, sell (to an entity which meets the requirements of and subject to the restrictions and conditions set forth in Article VIII of the Partnership Agreement) the Units of such Defaulting Partner and/or such, other security as has been provided by such Defaulting Partner and use the proceeds thereof to cure the payment default to the Seller or (ii) the Partnership shall foreclose upon the Units of the Defaulting Partner and deliver the Units to the Seller. If the default is cured by payment or if the Units of the Defaulting Partner are delivered free and clear to the Seller, the default hereunder caused by such Defaulting Partner’s default shall be cured and the Seller shall take no further action with respect thereto.

ARTICLE IX

CONSEQUENCES OF BREACH OF REPRESENTATIONS

AND WARRANTIES AND COVENANTS

Section 9.01. Consequence of Breach of Representations and Warranties and Covenants. Except as provided in the next sentence hereof, to the extent that the Partnership is damaged from time to time as a result of any breach of, or inaccuracy in, any representation or warranty contained in Article III hereof or the breach of any covenant contained in this Agreement the Partnership may withhold from any Contingent Payment due hereunder the amount reasonably determined by the Partnership to be necessary to recover such damages. All funds so withheld shall be maintained by the Partnership in Permitted Interim Investments (as defined in the Partnership Agreement) until released to the appropriate party (together with the earnings thereon) upon final resolution of the matter (which resolution shall require the approval of a Majority in Interest of the Limited Partners) or as directed by a court of applicable jurisdiction. In case of a breach of the representation and warranty set forth in Section 3.28 hereof (the “Capacity Warranty”), the amount of each Contingent Payment due under Section 2.01 (e) with respect to the Project as to which the breach occurred shall be reduced on a permanent basis to 40%, in each case as liquidated damages and not as a penalty. The Partnership and Seller agree that the sole remedy for any breach of the Production Warranty shall be the price reduction set forth in the immediately preceding sentence.

ARTICLE X

TERMINATION OF AGREEMENT

Section 10.01. Mutual Agreement. This Agreement may be terminated at any time prior to the first Closing by mutual written agreement of the Partnership and the Seller.

Section 10.02. Noncompliance; Nonperformance. This Agreement may be terminated by written notice by the Partnership to the Seller or by the Seller to the Partnership, without prejudice to the terminating party’s rights to claim damages or other relief, if (i) (A) any of the material terms, covenants or conditions of this Agreement to be complied with or performed at or before the first Closing by the party to whom notice is addressed shall not have been complied with or performed by the Closing Date, (B) such noncompliance or nonperformance shall be such as would entitle the terminating party to decline to consummate the transaction, and (C) such noncompliance or nonperformance shall not have been waived by the party giving notice of termination or (ii) the first Closing shall not have occurred on or prior to June 20, 1998.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.

Section 11.02. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Partnership without the prior written consent of the Seller.

Section 11.03. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 11.04. Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.05. Amendment; Waiver; Requirement of Writing. This Agreement cannot be amended, changed, modified, released or discharged, and no performance, term or condition can be waived in whole or in part, except by a writing signed by the party against whom enforcement of the amendment, change, modification or waiver is sought. Any term or condition of this Agreement may be waived at any time by the party hereto entitled to the benefit thereof. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

Section 11.06. Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier, addressed as set forth below:

If to the Seller:

Carbontronics, LLC

4401 Fair Lakes Court, Suite 400

Fairfax, Virginia 22033

Attention: President

If to the Partnership:

Carbontronics Synfuels Investors, L.P.

c/o Carbontronics Fuels, LLC

4401 Fair Lakes Court, Suite 400

Fairfax, Virginia 22033

Attention: President

with a copy to each Limited Partner at the address specified therefor in the Partnership Agreement (as amended from time to time).

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date received by the recipient thereof.

Section 11.07. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

Section 11.08. Exclusion of Consequential Damages. Neither party, its Affiliates nor their respective employees, agents or subcontractors shall be liable to the other party, its Affiliates or their respective employees, agents or subcontractors, whether based in contract, in tort (including negligence and strict liability), under warranty, or otherwise, for any consequential, indirect, punitive, incidental, exemplary or special loss or damage whatsoever, including without limitation, loss of use, loss of productive resources, loss of opportunity or anticipated profits, damages to good will or reputation or punitive or speculative damages. The inclusion of this provision has been a material inducement for each of the parties to enter into this Agreement.

Section 11.09. No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be duly executed by their respective officers or partners thereunto duly authorized, as of the date first above written.

CARBONTRONICS SYNFUELS INVESTORS, L.P.

By:	CARBONTRONICS FUELS, LLC Its General Partner

	By:	/s/ Timothy F. Sutherland
Name: Timothy F.Sutherland
Title: President

CARBONTRONICS, LLC

	By:	/s/ Timothy F. Sutherland
Name: Timothy F. Sutherland
Title: President